Exhibit (d)(1)(xxx)

AMENDMENT NO. 3

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 3 to the Investment Management Agreement (“Amendment No.3”), dated as of May 1, 2009 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement, dated as of May 1, 2007, as amended, between the Trust and AXA Equitable (the “Agreement”), as follows:

1.	New Portfolio. The Trust hereby appoints AXA Equitable as the investment manager of the AXA Growth Strategy Portfolio (“New Portfolio”).

2.	Duration of Agreement.

a.	With respect to each Crossings Portfolio specified in Appendix A to the Agreement, the Agreement will continue in effect until July 31, 2009 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 3, the Agreement will continue in effect until July 31, 2010 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding voting securities of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the Portfolio (as defined in Rule 18f-2(h) under the 1940 Act) votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.	Name Changes. The names of the EQ/Franklin Templeton Founding Strategy Portfolio and AXA Defensive Strategy Portfolio will change to the EQ/AXA Franklin Templeton Founding Strategy Core Portfolio and AXA Conservative Strategy Portfolio, respectively.

4.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE
INSURANCE COMPANY

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolio	Management Fee
EQ/AXA Franklin Templeton Founding Strategy Core Portfolio	0.05% of the average daily net assets of the Portfolio.

Crossings Conservative Allocation Portfolio	0.10% of the average daily net assets of the Crossings Portfolios
Crossings Conservative-Plus Allocation Portfolio
Crossings Moderate Allocation Portfolio
Crossings Moderate-Plus Allocation Portfolio
Crossings Aggressive Allocation Portfolio (collectively, the “Crossings Portfolios”)

AXA Balanced Strategy Portfolio	0.10% of the average daily net assets of the Strategic Allocation Portfolios.
AXA Conservative Growth Strategy Portfolio
AXA Conservative Strategy Portfolio
AXA Moderate Growth Strategy Portfolio
AXA Growth Strategy Portfolio
(collectively, the “Strategic Allocation Portfolios”)